Exhibit 10.18

FaZe Clan Inc. x Snoop Dogg + The Family + SMAC Collaboration Agreement

This Collaboration Agreement (“Agreement”), dated as of February 17, 2022 (“Effective Date”), is entered into by and between (1) FaZe Clan Inc., a Delaware corporation with its principal place of business at 1800 North Highland Avenue, 6th Fl., Los Angeles, CA 90028 (“FaZe”), on the one hand, and (2) Spanky’s Clothing Inc. f/s/o Calvin Broadus Jr. aka “Snoop Dogg” (“Snoop”), Cordell Broadus (“Cordell”) and Boss Lady Entertainment f/s/o Shante Broadus (“BLE” together with Cordell, the “Family”) and SMAC Entertainment f/s/o Constance Schwartz-Morini (“SMAC”), on the other hand. Snoop, the Family and SMAC are collectively referred to as the “Snoop Parties.” For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to all of terms of this Agreement.

1.	Term. The term shall begin on the Effective Date and shall continue for two (2) years from the Effective Date (unless in accordance with the terms herein, either earlier terminated, or extended, the “Term”).

2.	FaZe Membership. During the Term, Snoop may, but shall not be obligated to, represent himself in public or on social media platforms as “FaZe Snoop” or any other name incorporating “FaZe” that’s mutually agreed by the parties. In no event will FaZe seek to claim, register or maintain any mark or reference that includes Snoop or any similar references, which could suggest an association with Snoop. Subject to Section 6(b), both FaZe and the Snoop Parties may represent that Snoop is (or was, as applicable) a member of FaZe during the Term.

3.	Snoop Parties Contributions. During each year of the Term the applicable party shall undertake the following:

(a) Announcement Posts. Snoop shall post and tag FaZe in at least two (2) announcement posts per year on Snoop’s social media channels, with copy to be mutually agreed between the parties.

(b) Reposts. Snoop shall repost four (4) of FaZe’s social media content posts per year on Snoop’s social media channels, as mutually agreed between the parties.

(c) Branded Campaigns. Snoop shall participate in two (2) branded campaigns per year with FaZe sponsors, on a “work-made-for-hire” basis for FaZe consistent with Section 6(b) below, provided that the brand, pricing and campaign concept in each case will be subject to Snoop’s approval (in his sole and absolute discretion).

(d) Events. Snoop shall host two (2) FaZe-related tentpole events per year as requested by FaZe, with the choice of event to be subject to Snoop’s approval (not be unreasonably withheld), with scheduling to be subject to Snoop’s prior professional availability. FaZe shall arrange private flights (For Snoop and the Snoop Parties to the extent travelling with Snoop, otherwise first class) and first class accommodation for the Snoop Parties to attend these events.

(e) Community Outreach; Creative. Cordell shall develop, lead and run FaZe’s community outreach program. FaZe will provide at least $50,000 of value (as cash and/or equipment) per year of the Term to be allocated in Cordell’s reasonable discretion on Snoop Youth Football League, scholarships, and other charitable activities, in each case with such sponsor identification for FaZe as it may reasonably request. The execution of this community outreach program will be subject to Snoop’s sole and absolute discretion. Cordell shall also lead creative direction for Snoop’s contributions set forth herein, and he shall be the main point of contact for the Snoop Parties.

(f) Merchandise. Snoop shall commit to co-design, and participate in a full marketing campaign for a minimum of two (2) “FaZe Snoop” branded merchandise lines per year with FaZe (which may be released in conjunction with NTWRK, in FaZe’s discretion) (each a “Merchandise Drop”). Snoop may sell items from the Merchandise Drops in his clothing establishments or other channels controlled by the Snoop Parties. All aspects of the Merchandise Drops (merchandise selection and design, marketing and pricing, etc.) to be subject to Snoop’s approval in his sole discretion. Net Profits resulting from the Merchandise Drop shall be collected by FaZe and then paid 50% to Snoop, subject to customary audit rights; provided that any Net Profits resulting from any Merchandise Drop sales made directly by Snoop or the Snoop Parties shall be collected by Snoop and then paid 50% to FaZe. “Net Profits” means gross sales less all bona fide, verifiable costs of producing and selling such goods sold (e.g., actual production, shipping, and fulfillment costs, transaction fees, discounts and returns).

(g) Gaming Center. FaZe and the Snoop Parties will discuss in good faith co-branding of a mutually agreed upon location (the “Gaming Center”). The parties will discuss FaZe assisting with the creative development and curation of the Gaming Center in exchange for a mutually agreed upon revenue share from events and operations at the Gaming Center.

4. Sponsorship Opportunities.

(a) Sponsorships. FaZe maintains an active sales team that may present Snoop’s services (subject to his prior written consent in each case, i.e. FaZe will not pitch Snoop’s services to any third party without his specific prior approval as relates to such third party) as a team member as part of branding, promotion, and sponsorship deals between FaZe Clan and third party brands (subject to the restrictions herein) (“Sponsorship[s]”). In connection with each Sponsorship that FaZe would like Snoop’s participation in, his participation will be subject to his approval (in his sole and absolute discretion) of his payment and other terms of his participation. FaZe acknowledges that Snoop may be under multiple brand, endorsement, gaming, streaming and social media obligations (“External Obligations”), and therefore, any opportunities involving Snoop must be pre-approved by Snoop in writing. Snoop represents and warrants that this Agreement and any Sponsorships Snoop approves do not and will not violate any External Obligations. Snoop understands and agrees that any audit Snoop may conduct in connection with any Sponsorship shall extend only to Snoop’s personal deal with FaZe in connection with the Sponsorship and not to the larger Sponsorship deal itself.

(b) Compound; Friends and Family Rate Card. FaZe and its sponsors will be able to have access to the Snoop compound as mutually agreeable, but in any event not more than 5 times per year, on such terms and conditions as Snoop makes available to similarly situated third parties. Subject to the foregoing, if FaZe desires to host any party or other event at the Snoop compound, such party or event shall be subject to terms and conditions mutually agreed upon in writing between FaZe and BLE.

5.	Equity Awards; Equity Bonuses. In consideration of the services, promises, and rights granted to FaZe under this Agreement, and provided that the Snoop Parties are in full compliance with the terms of this Agreement, FaZe agrees to grant the Snoop Parties (or to the principals personally, if so requested) equity award(s) that will be registered under the Securities Act (as granted pursuant to customary long-form documentation, and in each case calculated based on a valuation of FaZe equal to Five Hundred Fifty Million ($550,000,000) (“Equity Awards”) as follows:

(a) Snoop: One Million Eight Hundred Fifty Seven Thousand One Hundred Fifty Four Dollars ($1,857,154) of value in the form of restricted stock will be granted to Snoop that vests as follows: (i) one-third upon the six-month anniversary of the Effective Date; (ii) one-third in equal monthly installments thereafter until the one-year anniversary of the Effective Date and (iii) one-third in equal monthly installments between the one-year anniversary and the two-year anniversary of the Effective Date.

(b) Cordell: Two Hundred Forty Seven Thousand Six Hundred Fifteen Dollars ($247,615) of value in the form of restricted stock will be granted to Cordell that vests on the same schedule as applicable to Snoop.

(c) Boss Lady Entertainment: Two Hundred Forty Seven Thousand Six Hundred Fifteen Dollars ($247,615)of value in the form of restricted stock will be granted to BLE that vests on the same schedule as applicable to Snoop; and

(d) SMAC: Two Hundred Forty Seven Thousand Six Hundred Fifteen Dollars ($247,615) of value in the form of restricted stock will be granted to SMAC that vests on the same schedule as applicable to Snoop.

(e) Equity Bonuses. In addition to the Equity Awards described above, the Snoop Parties and Faze agree to have quarterly meetings throughout the Term and discuss deliverables and milestones. Faze will in good faith consider equity bonuses on material overperformance by the Snoop Parties of the commitments under this Agreement, including, without limitation, for deals or relationships that the Snoop Parties actively bring to FaZe.

6. Intellectual Property:

(a) Name and Likeness. Snoop hereby grants FaZe, the right to use (and authorize others to use, solely as necessary to operationalize this Agreement) Snoop’s approved: name(s), voice, image, photograph, personal characteristics, signature, actual or simulated likeness, expressions, performance, attributes, personal experiences, and biographical information (collectively “Name and Likeness”) in and in connection with the advertising, publicity, promotion, merchandising, exhibition and other exploitation of the services contemplated herein and all Content in all versions and formats and the businesses, services, programs or products of FaZe, and their licensees, sublicensees, assigns, advertisers and sponsors (including all advertising, publicity, promotion, and materials associated therewith), in any and all media and by any means now known or later devised. For the avoidance of doubt, once Name and Likeness usages have been approved by Snoop, such uses will be deemed approved for similar future uses by FaZe during the Term. Notwithstanding the foregoing, FaZe may not use Snoop’s Name and Likeness in connection with any third-party merchandising, endorsement, or commercial tie-in without Snoop’s prior written consent in each instance, which may be granted or withheld in Snoop’s sole and absolute discretion. FaZe agrees that it will not file any application for trademark registration or otherwise obtain or attempt to obtain ownership of any trademark or trade name in any country of the world which consists of any Snoop name, logo, and/or Name and Likeness. FaZe acknowledges and agrees that Snoop’s Name and Likeness, is and shall be and remain the sole and exclusive property of Snoop in perpetuity, and FaZe shall not have any rights, title or interests therein, except as expressly provided herein.

(b)	Publicity. FaZe and the Snoop Parties will mutually agree in writing on language that may be used by both parties in publications regarding Snoop’s association with FaZe, and once such language is agreed upon, it will be deemed approved for similar future uses during the Term.

(c)	Content. “Content” shall mean all content (including, without limitation, video content, social media postings, writings, artwork, designs, films, and musical recordings) developed, produced, or created in connection with this Agreement during the Term. Any pre-existing works, content (including, without limitation, video content, social media postings, writings, artwork, designs, films, and musical recordings), materials, data, ideas, innovations and concepts and all intellectual property rights in and to the foregoing owned or licensed by Snoop or the Family or their Affiliates prior to the Effective Date or independent of this Agreement and any derivatives or modifications of any of the foregoing, including Name and Likeness (collectively, “Snoop IP”) shall be owned exclusively by Snoop, the Family or its licensors, as applicable. All of Snoop’s contributions and/or work in connection with any Content (including, without limitation, Content produced by Snoop in support of this Agreement) that is wholly or partially (a) paid for by FaZe, or (b) produced by FaZe or at the direction of FaZe, shall be performed by Snoop on a “work-made-for-hire” basis for FaZe and, as such, all results and proceeds, including all intellectual property rights therein and thereto, from such contributions and/or work, excluding any Snoop IP, shall be owned exclusively by FaZe in perpetuity throughout the universe in all media now known or later devised (the “FaZe Content”). In addition, Snoop hereby grants to FaZe an assignable, irrevocable, perpetual, sub-licensable (through one or multiple tiers), transferrable, royalty-free, right and license to use, copy, reproduce, distribute, practice, publicly perform, publicly display, offer for sale, sell, transfer, dispose of, market, digitally perform, and enforce any intellectual property rights in and to any and all Snoop IP to the extent included in and so long as it remains a part of any Content produced hereunder in the form in which it was originally provided and/or approved by Snoop (“Authorized Snoop Content”) for any and all purposes authorized by Snoop (such authority extends to similar future uses by FaZe), in any media now known or later devised, and Snoop waives all so-called “moral rights” in connection with such proper uses of the Authorized Snoop Content. Notwithstanding the foregoing, FaZe may not use Snoop IP nor the Authorized Snoop Content in connection with any third-party merchandising, endorsement, or commercial tie-in without Snoop’s prior written consent in each instance, which may be granted or withheld in Snoop’s sole and absolute discretion.

(d)	Post-Term Uses. Notwithstanding the foregoing, following expiration of the Term, FaZe may leave up Content posted during the Term, however, may not make new uses of the Content (i) in connection with any third-party merchandising, endorsement, or commercial tie-in without either (A) Snoop’s prior written consent in each instance, or (B) for FaZe Content, removing the Snoop IP from such Content, or (ii) to state or intentionally imply that Snoop remains an active member of FaZe following expiration of the Term. For the avoidance of doubt and without limiting anything in this Section 6, FaZe may use the Content following expiration of the Term for internal and/or archival purposes, as well as in mash-ups posted on FaZe-branded social media accounts, provided such Content does not intentionally imply nor is designed to mislead the audience that Snoop remains an active member of FaZe following expiration of the Term. The rights granted in this Section 6 shall survive any expiration or termination of this Agreement.

7. Exclusivity.

For three (3) years following the Effective Date, Snoop and Family hereby agree that, without the prior consent of FaZe, each of Snoop and Family shall not in any way endorse, promote, provide services for, create content for, or be employed by any other esports team or gaming (i.e. relating to games and not to gambling) company that directly competes with FaZe as it conducts business as of the Effective Date (such business as so conducted, the “Current Business”); provided that Snoop and the Family shall be allowed to perform their respective obligations under any agreements with a third party to the extent that such third party was not directly competitive with FaZe at the time such agreement became effective. For the avoidance of doubt, FaZe acknowledges that Snoop has a publicly disclosed business arrangement with Gala Music / Gala Games (“Gala”), and FaZe agrees that Snoop may do business with Gala; provided, however, if FaZe thinks that an activity by Snoop with Gala is in conflict with FaZe’s business and its relationship with Snoop, then the parties agree to meet in good faith and discuss the concerns.

8.	Non-Disparagement. For a period beginning on the Effective Date and continuing for one (1) year following the end of the Term, each of FaZe on the one hand and the Snoop Parties on the other hand shall not make any public statement that disparages the other (and for FaZe, its employees or signed gamers, speaking in their capacities as such) or any public statement that intentionally directs negative attention to the other (and for FaZe, its employees or signed gamers, speaking in their capacities as such). For the avoidance of doubt, good natured “trash talking” in the context of esports or gaming, or during the course of a game or match, will not constitute a violation of the foregoing obligation. With respect to FaZe, the foregoing restriction will apply only to public statements expressed by FaZe’s current directors, officers, or employees speaking on behalf of FaZe.

9.	Confidentiality. Beginning on the Effective Date and continuing for five (5) years from the end of the Term, and to the fullest extent permitted by law, FaZe and the Snoop Parties agree (a) to hold all of the other parties’ confidential information in strict confidence, (b) not to use it in any way, commercially or otherwise, except as expressly set forth under this Agreement, (c) not to disclose it to others, and (d) take all actions reasonably necessary to protect the confidentiality of all confidential information; except (i) where such information has already been released to the public by the disclosing party; (ii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction or government agency, provided the party seeking to disclose promptly notify the disclosing party in writing of such request or requirement so that the disclosing party may seek an appropriate protective order or other relief, which efforts the party seeking to disclose agrees to not oppose and to reasonably cooperate with; or (iii) on a must-know basis to the receiving party’s representatives upon the express condition that the receiving party shall in such cases secure said representatives’ agreement to comply with this confidentiality restriction. For the avoidance of doubt, the Snoop Parties’ confidential information shall include, without limitation, any personal, private or business information relating to the Snoop Parties, or any and all members of Snoop’s family, friends and advisors, which information is generally not known to the public.

10.	Morals. The Snoop Parties agree to follow the FaZe Code of Conduct (which FaZe shall provide in writing to the Snoop Parties), incorporated by this reference, during the Term, but for clarity in all cases the Code of Conduct will apply to the Snoop Parties only in the context of their activities on behalf of FaZe. In the event that Snoop or Cordell take any action that constitutes an offense involving moral turpitude under federal, state or local laws that leads to their conviction of a felony, then at the time of any such action or at any time after FaZe learns of any such action, FaZe shall have the right, at its sole and absolute discretion, to immediately terminate the Agreement by written notice to the Snoop Parties.

11.	Indemnification. Each party (“Indemnifying Party”) shall indemnify the other party and each of its officers, directors, owners, shareholders, representatives, officials, employees, agents, subsidiaries, affiliates, successors, and assigns (collectively, “Indemnified Parties”) against any and all losses, damages, and expenses of any kind (including without limitation reasonable attorneys’ fees) resulting from third party claims arising out of: (a) Indemnifying Party’s actual or alleged infringement or violation of any third party right; or (b) Indemnifying Party’s actual or alleged breach of its covenants, representations, or warranties set forth in this Agreement.

12.	Termination.

(a) Termination for Breach. Either party may terminate this Agreement if the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days following written notice thereof from the non-breaching party.

(b) Termination for Convenience. FaZe may terminate this Agreement at any time, for any reason or no reason, upon at least ten (10) days written notice to Snoop (“Termination for Convenience”).

(c) Effect of Termination. Upon any early termination of this Agreement for any reason, the Snoop Parties will promptly deliver to FaZe (or delete at FaZe’s request) all Confidential Information in the Snoop Parties’ possession or control. Upon any early termination of this Agreement by FaZe as a Termination for Convenience, the Equity Awards, equity bonuses, and Snoop’s 50% share of Net Profits from the Merchandise Drop shall survive. In the event that FaZe terminates for a material breach, FaZe shall have no further obligation or liability to the Snoop Parties, including without limitation concerning any then-unvested Equity Awards.

13.	Approvals. Email shall suffice for any approvals to be provided hereunder.

14.	Independent Contractor. The Snoop Parties acknowledge and agree that the Snoop Parties are each an independent contractor and that none of the Snoop Parties are an employee or agent of FaZe for any purpose, including in connection with all tax obligations. The Snoop Parties agree that FaZe is not responsible for any insurance coverage(s) for any of the Snoop Parties and accordingly, the Snoop Parties shall assume responsibility for obtaining all required insurance coverage(s) for each of the Snoop Parties.

15.	Assignment. This Agreement may not be assigned by the Snoop Parties, and any purported assignment shall be null and void ab initio. FaZe may freely assign this Agreement to any entity majority-owned or controlled by FaZe by providing written notice to the Snoop Parties.

16.	Not an Agent. The Snoop Parties acknowledge and agree that FaZe is not an employment or theatrical agency under Section 1700.5 of the California Labor Code, does not perform any service that requires a professional license, and does not procure, offer or attempt to procure employment for anyone other than itself. FaZe maintains an active sales team that will seek branding, promotion, and sponsorship deals for FaZe. As a result, opportunities for FaZe may be presented to the Snoop Parties as well. To the extent that any such opportunity relates solely to any of the Snoop Parties, and not to FaZe, FaZe shall not participate in the solicitation or negotiations of the same. The Snoop Parties understand that FaZe is not a licensed talent agent and cannot conduct those activities on the Snoop Parties’ behalf. Nonetheless, FaZe may work closely with the Snoop Parties’ licensed talent agent, if any, to facilitate opportunities. The Snoop Parties acknowledge and agree that FaZe will not procure work for any of the Snoop Parties from third parties. Any work FaZe procures is for itself and, to the degree any of the Snoop Parties are involved, they will be as a subcontractor of FaZe. The decision to enter into any employment or engagement is the Snoop Parties alone, and the Snoop Parties acknowledge and agree that they shall rely on their own judgment, belief, knowledge or the advice and recommendations of their own legal counsel or business advisors in deciding to proceed with any financial opportunity.

17.	Representations and Warranties. Each party (“Representing Party”) represents and warrants that (a) Representing Party has the full right and authority to enter into this Agreement and grant the rights granted hereunder, (b) all material furnished by Representing Party shall comply with any applicable digital media platform’s and/or policies as posted on each party’s respective website or user platform, and shall not violate or infringe upon the rights of any party, (c) Representing Party has not entered into any agreement, verbal or written, express or implied, that may conflict with the terms of this Agreement, and (d) Snoop will observe and comply with all instructions and rules of any applicable esports competition, including without limitation regarding access to, and use of, the facilities, hardware, software, and equipment used in or for all competitions.

18.	Dispute Resolution. In the event of any dispute, claim, question, controversy or disagreement arising out of or relating to this Agreement or the breach thereof, including the determination of the scope or applicability of this provision that the parties are unable to settle (each, a “Dispute”), then the Dispute shall be finally settled by confidential binding arbitration in accordance with the Comprehensive Arbitration Rules of the Judicial Arbitration and Mediation Service, Inc. (“JAMS”) for claims over $250,000, and pursuant to the rules and procedures of JAMS Streamlined for claims under $250,000, by one arbitrator experienced with entertainment industry transactions and appointed in accordance with the applicable aforementioned rules, with the prevailing party entitled to receive reasonable attorney’s fees and costs as determined by the arbitrator. The arbitration shall take place in Los Angeles, California. Because the parties intend to resolve any particular dispute as quickly as possible, the arbitrator shall not have the authority to consolidate the claims of other engaged parties into a single proceeding, to fashion a proceeding as a class, collective, or representative action, or to award relief to a class or group of engaged parties. All claims covered by this Agreement are intended to be brought and resolved on an individual basis. Both the Snoop Parties and FaZe are waiving any right to bring claims as class, collective, or representative actions. In addition, each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. Because the services provided by the Snoop Parties are personal and unique and because the Snoop Parties will have access to confidential information of FaZe, FaZe will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that FaZe may have for a breach of this Agreement at law or otherwise. If any action is necessary to enforce the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

19.	Entire Agreement. This Agreement (including all exhibits and otherwise referenced or incorporated documents) contains the entire understanding of the parties as to the subject matter hereof, and all prior communications and agreements, written or oral, express or implied, as to such subject matter are superseded hereby. This Agreement may not be altered in any way except by an instrument in writing signed by all parties. The Snoop Parties acknowledge that the Snoop Parties have not executed this Agreement in reliance to any representations not contained hereunder.

20.	Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

21.	No Waiver. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

22.	Survival. Those terms that by their nature should survive either expiration or termination of this Agreement, shall survive including but not limited to the parties’ obligations with respect to the sections titled “FaZe Membership”, “Content”, “Non-Disparagement”, “Confidentiality”, “Independent Contractor”, “Assignment”, “Not an Agent”, “Representations and Warranties”, “Arbitration; Choice of Law”, “Entire Agreement”, “Severability”, and “Survival” shall survive termination of expiration of this Agreement.

AGREED:

“SNOOP”	“FAZE”

SPANKY’S CLOTHING INC. f/s/o Calvin Broadus Jr.	FAZE CLAN INC.

/s/ Calvin Broadus Jr.	By:	/s/ Lee Trink
Name: Calvin Broadus Jr.	Name:	Lee Trink
	Title:	CEO

The person signing above represents and warrants that he or she has full right, power and authority to sign and enter into this Agreement on behalf of Snoop.

“CORDELL”

/s/ Cordell Broadus
Name: Cordell Broadus

“BLE”

Boss Lady Entertainment f/s/o Shante Broadus

By:	/s/ Shante Broadus
Name:	Shante Broadus

The person signing above represents and warrants that he or she has full right, power and authority to sign and enter into this Agreement on behalf of BLE.

“SMAC”

SMAC Entertainment f/s/o Constance Schwartz-Morini

By:	/s/ Constance Schwartz Morini
Name:	Constance Schwartz Morini

The person signing above represents and warrants that he or she has full right, power and authority to sign and enter into this Agreement on behalf of SMAC.

Inducement Statements – Spank’s Clothing, Boss Lady Entertainment & SMAC

Entertainment

Spank’s Clothing Inc. f/s/o Calvin Broadus Jr. aka “Snoop Dogg”

To induce FaZe to enter into this Agreement with Spanky’s Clothing Inc (“Snoop Lender”), I agree to the execution and delivery of this Agreement by Snoop Lender and agree to render all the services herein provided to be rendered by me, to grant all the rights granted herein, and to be bound by and duly perform and observe each and all of the terms and conditions of this Agreement regarding performance or compliance on my part, and, where Snoop Lender is indicated as making a representation or warranty, I hereby join in such warranties and representations, made by Snoop Lender and further confirm the rights granted to FaZe under this Agreement. All notices to Snoop Lender will be deemed notices to me with the same effect as if given to me. I warrant, represent and covenant that (i) Snoop Lender has the full right and authority to enter into this Agreement and to grant the rights and make the representations made herein; (ii) I will look solely to Snoop Lender for any compensation owing to me in connection with this Agreement; (iii) Snoop Lender has a valid and binding services agreement with me for providing my services as provided in this Agreement and such agreement will be continuous throughout the period I am to provide services pursuant to this Agreement. In the event of a breach or threatened breach of this Agreement by Snoop Lender or by me, I agree that FaZe may enforce its rights and remedies directly against me after first exhausting its rights and remedies against Snoop Lender.

By:	/s/ Calvin Broadus Jr.
Name:	Calvin Broadus Jr.

Boss Lady Entertainment f/s/o Shante Broadus

To induce FaZe to enter into this Agreement with Boss Lady Entertainment (“BLE Lender”), I agree to the execution and delivery of this Agreement by BLE Lender and agree to render all the services herein provided to be rendered by me, to grant all the rights granted herein, and to be bound by and duly perform and observe each and all of the terms and conditions of this Agreement regarding performance or compliance on my part, and, where BLE Lender is indicated as making a representation or warranty, I hereby join in such warranties and representations, made by BLE Lender and further confirm the rights granted to FaZe under this Agreement. All notices to BLE Lender will be deemed notices to me with the same effect as if given to me. I warrant, represent and covenant that (i) BLE Lender has the full right and authority to enter into this Agreement and to grant the rights and make the representations made herein; (ii) I will look solely to BLE Lender for any compensation owing to me in connection with this Agreement; (iii) BLE Lender has a valid and binding services agreement with me for providing my services as provided in this Agreement and such agreement will be continuous throughout the period I am to provide services pursuant to this Agreement. In the event of a breach or threatened breach of this Agreement by BLE Lender or by me, I agree that FaZe may enforce its rights and remedies directly against me after first exhausting its rights and remedies against BLE Lender.

By:	/s/ Shante Broadus
Name:	Shante Broadus

SMAC Entertainment f/s/o Constance Schwartz-Morini

To induce FaZe to enter into this Agreement with SMAC Entertainment (“SMAC Lender”), I agree to the execution and delivery of this Agreement by SMAC Lender and agree to render all the services herein provided to be rendered by me, to grant all the rights granted herein, and to be bound by and duly perform and observe each and all of the terms and conditions of this Agreement regarding performance or compliance on my part, and, where SMAC Lender is indicated as making a representation or warranty, I hereby join in such warranties and representations, made by SMAC Lender and further confirm the rights granted to FaZe under this Agreement. All notices to SMAC Lender will be deemed notices to me with the same effect as if given to me. I warrant, represent and covenant that (i) SMAC Lender has the full right and authority to enter into this Agreement and to grant the rights and make the representations made herein; (ii) I will look solely to SMAC Lender for any compensation owing to me in connection with this Agreement; (iii) SMAC Lender has a valid and binding services agreement with me for providing my services as provided in this Agreement and such agreement will be continuous throughout the period I am to provide services pursuant to this Agreement. In the event of a breach or threatened breach of this Agreement by SMAC Lender or by me, I agree that FaZe may enforce its rights and remedies directly against me after first exhausting its rights and remedies against SMAC Lender.

By:	/s/ Constance Schwartz-Morini
Name:	Constance Schwartz-Morini

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